Exhibit 10.44

EXECUTIVE RELOCATION AGREEMENT

This Agreement is entered into by and between Synopsys, Inc. (the “Company”) and Joseph Logan (“Executive”) on the 6th day of April, 2007.

WHEREAS, Executive is currently residing in Boston, Massachusetts; and

WHEREAS, it is in the best interests of both the Company and the Executive for Executive to relocate to the Company’s California headquarters location (the “Relocation”).

NOW, THEREFORE, the parties agree as follows:

1.                                       Amount of Relocation Expenses. The Company shall reimburse Executive or pay on his behalf Relocation Expenses (as defined below) not to exceed $250,000, inclusive of any gross up tax payments made on Executive’s behalf by the Company. The Relocation Expenses paid or reimbursed by the Company shall be considered an advance, subject to Section 5 below and shall not be considered earned salary or bonus.

2.                                       Permitted Relocation Expenses:  “Relocation Expenses” shall consist exclusively of the following items:

a.               Closing costs relating to the sale of Executive’s existing primary residence and purchase of a new primary residence;

b.              Personal transportation costs, including airfare and moving services with respect to Executive, Executive’s immediate family and personal property.

c.               Mortgage interest payments on existing and/or new primary residence.

d.              Federal and state taxes owed by Executive as a result of the payments described above being treated as income received by Executive.

3.                                       Time for Payment of Relocation Expenses:   Other than expenses pertaining to mortgage interest payments, Relocation Expenses must be incurred by Executive on or before November 2, 2007 in order to be eligible for payment or reimbursement.

4.                                       Conditions of Payment for Relocation Expenses:

a.               Request for reimbursement shall adhere to the itemized estimate for each component of the Relocation

b.              In order for Relocation Expenses to be eligible for payment hereunder Executive, or contracted relocation vendor (AIReS, Inc.), must provide a written invoice, statement or bill for approval to the Company no later than 30 days before such reimbursement or payment is sought to be made.

c.               The Company shall have 15 days in which to approve or deny such reimbursement or payment solely on the grounds that (1) the expense for which payment is requested is not a Relocation Expense, (2) the amount requested is not, in the Company’s reasonable opinion, reasonable in light of the type of expense incurred, (3) Executive has not provided sufficient documentation of the Relocation Expense, (4) the amount of the payment, when added to Relocation Expenses already paid or incurred by the Company, would cause the total amount of Relocation Expenses to exceed $250,000 or (5) the time period for reimbursement has expired.

d.              If the Company approves the payment or reimbursement, it shall reimburse Executive for the approved Relocation Expenses or pay such Relocation Expenses on Executive’s behalf within 15 days of such approval.

5.                                       Recoupment of Relocation Expenses. Executive shall be required to repay all or a portion of the Relocation Expenses as follows:

a.               In the event Executive voluntarily resigns from his position with Synopsys within one year of the date of this Agreement, Executive shall repay the Company the full amount of Relocation Expenses advanced on his behalf within 15 days of written demand by the Company.

b.              In the event Executive voluntarily resigns from his position with Synopsys within two years of the date of this Agreement, Executive shall repay the Company the portion of the Relocation Expenses calculated by multiplying (1) the total Relocation Expenses advanced on his behalf by (2) a fraction, (A) the numerator of which is twenty-four (24) less the number of full calendar months elapsed since the date of this Agreement and (B) the denominator of which shall be twenty-four (24).

c.               In the event that the Company terminates the employment of Executive for “Cause,” Executive shall repay the Company the full amount of Relocation Expenses advanced on his behalf within 15 days of written demand by the Company.

i.      Cause” shall mean any of the following situations: (1) the Executive has committed an act of personal dishonesty in connection with the Executive’s responsibilities as a Company employee; (2) the Executive commits a felony or any act of moral turpitude; (3) the Executive commits any willful or grossly negligent act that constitutes gross misconduct and/or injures, or is reasonably likely to injure,  the Company; or (4) the Executive substantially fails to perform the Executive’s job duties and/or willfully and materially violates (A) any written policies or procedures of the Company or (B) the Executive’s obligations to the Company and that violation, if curable, continues for a period of thirty (30) days after the Company provides the Executive written notice that describes the basis for the Company’s belief that the Executive has not substantially performed the Executive’s duties and/or willfully and materially violated (x) any written policies or procedures of the Company or (y) the Executive’s obligations to the Company.

6.                                       Governing law; Miscellaneous. This Agreement shall be governed by the laws of the State of California without regards to conflicts of law rules. The Superior Court of Santa Clara County shall have exclusive jurisdiction for any claims relating to this Agreement. This Agreement is the entire agreement between the parties relating to the subject matter hereto and supersedes all prior or contemporaneous oral or written agreements between the parties. This agreement may only be amended in a writing signed by both parties. This agreement is not assignable by Executive.

7.                                       No Employment Contract. This Agreement shall not be deemed (i) to give Executive any right to continue to be retained in the employ of the Company, or (ii) to interfere with the right of the Company to discharge Executive at any time, with or without cause, which right is hereby reserved.

Executed by the parties on the date set forth above.

SYNOPSYS, INC.		EXECUTIVE

By:	/s/ Chi-Foon Chan	/s/ Joseph Logan
Joseph Logan

Title:	President & COO